                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           GLOBAL VACATION GROUP, INC.
                                (Name of Issuer)
                           --------------------------


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                           --------------------------

                                    37937F106
                                 (Cusip Number)

                           --------------------------

                            DAVID W. BERNSTEIN, ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                           --------------------------


                                SEPTEMBER 7, 2000
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

                                Page 1 of 5 Pages

------------------------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                                  13D                                    Page 2 of 5 Pages
          -----------
------------------------------------------------------------------------------------------------------------------------------------
     1.       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

              GV INVESTMENT LLC
------------------------------------------------------------------------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                             (a) [X]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3.       SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4.       SOURCES OF FUNDS

              OO
------------------------------------------------------------------------------------------------------------------------------------
     5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------------------
     6.       CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
                                       7.       SOLE VOTING POWER
         NUMBER OF
           SHARES                               0
                                       ---------------------------------------------------------------------------------------------
                                       8.       SHARED VOTING POWER
        BENEFICIALLY
                                                386,300
          OWNED BY                     ---------------------------------------------------------------------------------------------
                                       9.       SOLE DISPOSITIVE POWER
            EACH
                                                0
         REPORTING                     ---------------------------------------------------------------------------------------------
                                       10.      SHARED DISPOSITIVE POWER
        PERSON WITH
                                                5,624,395
------------------------------------------------------------------------------------------------------------------------------------
     11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,624,395
------------------------------------------------------------------------------------------------------------------------------------
     12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------------------
     13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              28.6%
------------------------------------------------------------------------------------------------------------------------------------
     14.
              TYPE OF REPORTING PERSON

              OO (limited liability company)
------------------------------------------------------------------------------------------------------------------------------------

                               Page 2 of 5 Pages

------------------------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                                  13D                                    Page 3 of 5 Pages
          -----------
------------------------------------------------------------------------------------------------------------------------------------
     1.       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

              THREE CITIES FUND III, L.P.
------------------------------------------------------------------------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                             (a) [X]
                                                                                                                             (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
     3.       SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4.
              SOURCES OF FUNDS

              Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
     5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------------------
     6.       CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
                                       7.       SOLE VOTING POWER
         NUMBER OF
           SHARES                               0
                                       ---------------------------------------------------------------------------------------------
                                       8.       SHARED VOTING POWER
        BENEFICIALLY
                                                0
          OWNED BY                     ---------------------------------------------------------------------------------------------
                                       9.       SOLE DISPOSITIVE POWER
            EACH
                                                0
         REPORTING                     ---------------------------------------------------------------------------------------------
                                       10.      SHARED DISPOSITIVE POWER
        PERSON WITH
                                                0
------------------------------------------------------------------------------------------------------------------------------------
     11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,624,395
------------------------------------------------------------------------------------------------------------------------------------
     12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------------------
     13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              28.6%
------------------------------------------------------------------------------------------------------------------------------------
     14.      TYPE OF REPORTING PERSON

              PN
------------------------------------------------------------------------------------------------------------------------------------

                               Page 3 of 5 Pages

------------------------------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                                  13D                                    Page 4 of 5 Pages
          -----------
====================================================================================================================================
     1.       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

              THREE CITIES RESEARCH, INC.
------------------------------------------------------------------------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                             (a) [ ]
                                                                                                                             (b) [X]
------------------------------------------------------------------------------------------------------------------------------------
     3.       SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
     4.       SOURCES OF FUNDS

              Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
     5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------------------
     6.       CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF                     7.       SOLE VOTING POWER

           SHARES                               0
                                       ---------------------------------------------------------------------------------------------
                                       8.       SHARED VOTING POWER
        BENEFICIALLY
                                                386,300
          OWNED BY                     ---------------------------------------------------------------------------------------------
                                       9.       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                     ---------------------------------------------------------------------------------------------
                                       10.      SHARED DISPOSITIVE POWER
        PERSON WITH
                                                5,624,395
------------------------------------------------------------------------------------------------------------------------------------
     11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,624,395
------------------------------------------------------------------------------------------------------------------------------------
     12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------------------
     13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              28.6%
------------------------------------------------------------------------------------------------------------------------------------
     14.      TYPE OF REPORTING PERSON

              CO
====================================================================================================================================

                               Page 4 of 5 Pages

         This Amendment No. 2 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on June 30, 2000 by GV Investment LLC, Three Cities Fund III, L.P. and Three Cities Research, Inc., as subsequently amended.




ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) Between September 5, 2000 and September 7, 2000, purchased 380,000 shares of the Company's common stock for a total of $1,235,000.


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.


Dated:   October 10, 2000



                                               GV INVESTMENT LLC


                                               By:      /s/ J. William Uhrig
                                                     ---------------------------
                                                     Name:  J. William Uhrig
                                                     Title: President


                                               THREE CITIES FUND III, L.P.
                                               By:   TCR Associates III, L.L.C.,
                                                     its General Partner
                                               By:   TCR GP, L.L.C.
                                                     its Managing Member


                                               By:      /s/ Willem de Vogel
                                                     ---------------------------
                                                     Name:  Willem de Vogel
                                                     Title: Managing Member



                                               THREE CITIES RESEARCH, INC.



                                               By:      /s/ Willem de Vogel
                                                     ---------------------------
                                                     Name:  Willem deVogel
                                                     Title: President

                                Page 5 of 5 Pages